Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117811, 333-127876 and 333-137332, of MannKind Corporation on Form S-8 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the manner in which MannKind Corporation accounts for share-based compensation in 2006) dated March 15, 2007, relating to the financial statements of MannKind Corporation and of our report dated March 15, 2007, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2006.

/s/  Deloitte & Touche LLP

Los Angeles, California
March 15, 2007

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